Exhibit 99.1

For Immediate Release

Contacts: For investors:

Gregg Kvochak (310) 556-8550

For media:

Anneli Ballard (212) 984-9350

Korn/Ferry International Announces a 21% Increase in Fee Revenue in the First Quarter

Highlights

•	First quarter fiscal 2008 fee revenue was $185.4 million, an increase of $32.6 million, or 21%, from $152.8 million in the same quarter last year.

•	First quarter fiscal 2008 diluted earnings per share was $0.36, an increase of 16% over Q1’07 diluted earnings per share of $0.31.

Los Angeles, CA, September 6, 2007 - Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, announced first quarter fiscal 2008 diluted earnings per share of $0.36 compared to $0.31 in Q1’07.

“Despite the recent volatility in the global financial markets, worldwide demand remained steady across all of our lines of business during the first quarter,” said Gary D. Burnison, CEO, Korn/Ferry. “While we are monitoring the economic climate with some caution, we remain committed to the strategic transformation of Korn/Ferry into a diversified human capital solutions firm. We will prudently invest in our businesses and people to strengthen relationships with clients and drive long-term shareholder value.”

Financial Results

(dollars in millions, except per share amounts)

	First Quarter
	Q1’08	Q1’07
Fee Revenue	$185.4	$152.8
Revenue	$196.3	$161.1
Operating Income	$25.1	$20.3
Operating Margin	13.5%	13.3%
Net Income	$17.1	$13.7
Basic Earnings Per Share	$0.38	$0.35
Diluted Earnings Per Share	$0.36	$0.31

Fee revenue of $185.4 million in Q1’08 increased $32.6 million, or 21% (17.3% on a constant currency basis), from $152.8 million in Q1’07. Fee revenue improved globally due to an increase in revenues from all segments of the business with an increase in the number of search engagements opened as well as an 11% increase in the average fee billed per executive search engagement compared to the prior year. Exchange rates impacted fee revenue in Q1’08 favorably by $6.2 million compared to Q1’07.

Excluding the $3.4 million unfavorable impact of exchanges rates, compensation and benefits were $119.6 million in Q1’08, an increase of $15.2 million, or 14.6%, compared to $104.4 million in Q1’07. The increase is attributable to profitability based compensation and higher headcount in all segments of the Company. Actual compensation and benefits for Q1’08 was $123.0 million in Q1’08 compared to $104.4 million in Q1’07, an increase of 18%.

General and administrative expenses of $31.7 million in Q1’08 increased by $7.3 million, or 30.0%, from $24.4 million in Q1’07 as a result of an increase in business volume across all regions and segments and an unfavorable impact of exchange rates of $0.1 million.

Operating income was $25.1 million in Q1’08, an increase of $4.8 million or 23.6%, over Q1’07.

Balance Sheet and Liquidity

Cash, cash equivalents and marketable securities were $245.3 million at July 31, 2007 compared to $210.8 million at July 31, 2006. The increase was due primarily to improved operating cash flows.

Through July 31, 2007, the Company has used approximately $88.4 million of the $125 million of share repurchase funds authorized by the Board of Directors to buy back approximately 4.1 million shares.

Interest expense was $1.2 million in Q1’08 compared to $2.5 million in the same period last year. Interest expense in the prior year related primarily to borrowings under Korn/Ferry’s convertible securities and COLI policies. The decrease in interest expense is primarily due to the conversion of all of the Company’s convertible securities to common shares during Q4’07. At July 31, 2007, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data

(dollars in millions)

	First Quarter
	Q1’08	Q1’07
Fee Revenue	$159.8	$132.5
Revenue	$166.7	$139.3
Operating Income	$32.7	$26.7
Operating Margin	20.5%	20.2%
Average number of consultants	512	453
Engagements (a)	1,774	1,719

(a)	Represents new engagements opened in the respective period.

Fee revenue was $159.8 million in Q1’08, an increase of $27.3 million, or 20.6%, from $132.5 million in Q1’07. Fee revenue improved in all regions due to an increase in the overall number of engagements and average fee per engagement. Exchange rates impacted fee revenue in Q1’08 favorably by $4.8 million compared to Q1’07.

Operating income improved $6.0 million in Q1’08, or 22.5%, to $32.7 million compared to $26.7 million in Q1’07.

The total number of consultants at July 31, 2007 was 516, an increase of 50 from July 31, 2006.

Selected Futurestep Data

(dollars in millions)

	First Quarter
	Q1’08	Q1’07
Fee Revenue	$25.6	$20.3
Revenue	$29.6	$21.8
Operating Income	$2.1	$1.0
Operating Margin	8.2%	5.1%

Fee revenue was $25.6 million in Q1’08, an increase of $5.3 million, or 26.1%, from $20.3 million in Q1’07. Improvements in fee revenue were driven by an increase in the average fee per engagement. Exchange rates impacted fee revenue in Q1’08 favorably by $1.4 million compared to Q1’07.

Operating income improved $1.1 million to $2.1 million compared to $1.0 million in Q1’08. Operating margin for the quarter increased to 8.2% from 5.1% in Q1’07.

Outlook

Assuming constant foreign exchange rates, Korn/Ferry estimates that second quarter fiscal 2008 fee revenue is likely to be in the range of $174 million to $185 million and diluted earnings per share is likely to be in the range of $0.30 to $0.36.

Earnings Conference Call Webcast

The earnings conference call will be held today at 10:00 AM (EDT) and hosted by Gary Burnison, Chief Executive Officer, and Gregg Kvochak, Vice President, Finance. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with more than 70 offices in 40 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended July 31,
	2007	2006
Fee revenue	$185,353	$152,763
Reimbursed out-of-pocket engagement expenses	10,924	8,383

Total revenue	196,277	161,146
Compensation and benefits	122,986	104,437
General and administrative expense	31,701	24,365
Out-of-pocket engagement expense	14,127	9,707
Depreciation and amortization	2,350	2,289

Total operating expense	171,164	140,798

Operating income	25,113	20,348
Interest and other income (expense), net	1,498	(81)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	26,611	20,267
Provision for income taxes	10,434	7,600
Equity in earnings of unconsolidated subsidiaries	923	996

Net income	$17,100	$13,663

Interest expense on convertible securities, net of taxes	38	784

Net income adjusted for computation of diluted EPS	$17,138	$14,447

Basic earnings per common share	$0.38	$0.35

Basic weighted average common shares outstanding	45,041	39,021

Diluted earnings per common share	$0.36	$0.31

Diluted weighted average common shares outstanding	47,063	46,768

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

(unaudited)

	Quarter Ended July 31,
	2007		2006
Fee Revenue:
Executive recruitment:
North America	$87,314		$75,484
Europe	44,722		34,187
Asia/Pacific	22,661		18,264
South America	5,070		4,479

Total executive recruitment	159,767		132,414
Futurestep	25,586		20,349

Total fee revenue	185,353		152,763
Reimbursed out-of-pocket engagement expenses	10,924		8,383

Total revenue	$196,277		$161,146

		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$19,791	23%	$17,080	23%
Europe	7,691	17%	5,204	15%
Asia/Pacific	4,537	20%	3,690	20%
South America	661	13%	738	16%

Total executive recruitment	32,680	20%	26,712	20%
Futurestep	2,084	8%	1,044	5%
Corporate	(9,651)		(7,408)

Total operating income	$25,113	14%	$20,348	13%

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of July 31, 2007	As of April 30, 2007
	(unaudited)
ASSETS
Cash and cash equivalents	$199,576	$289,106
Marketable securities	45,752	35,161
Receivables due from clients, net of allowance for doubtful accounts of $11,644 and $9,822, respectively	130,931	107,751
Income taxes and other receivables	5,889	6,357
Deferred income taxes	10,377	9,524
Prepaid expenses	17,441	16,861

Total current assets	409,966	464,760

Property and equipment, net	26,875	25,999
Cash surrender value of company owned life insurance policies, net of loans	77,356	76,478
Deferred income taxes	41,863	42,013
Goodwill	128,879	124,268
Intangible assets, net	17,934	18,040
Investments and other	10,263	9,933

Total assets	$713,136	$761,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$11,665	$10,383
Income taxes payable	24,875	22,432
Compensation and benefits payable	83,989	158,145
Other accrued liabilities	32,084	38,529

Total current liabilities	152,613	229,489

Deferred compensation and other retirement plans	99,703	91,360
Other liabilities	7,368	7,687

Total liabilities	259,684	328,536
Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 54,183 and 52,323 shares issued and 48,336 and 47,174 shares outstanding, respectively	423,917	400,126
Retained earnings	45,903	32,344
Unearned restricted stock compensation	(39,230)	(19,567)
Accumulated other comprehensive income	23,413	20,605

Shareholders’ equity	454,003	433,508
Less: Notes receivable from shareholders	(551)	(553)

Total shareholders’ equity	453,452	432,955

Total liabilities and shareholders’ equity	$713,136	$761,491